Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-16737, No. 333-54624 and No. 333-142769) pertaining to the MG Advantage 401(k) Plan, of our report dated May 6, 2009, with respect to the financial statements of the MG Advantage 401(k) Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Richmond, Virginia
June 14, 2010